Exhibit 99.1

Redpoint Bio Reports Three Months and Nine Months 2009 Results

Company provides update on its all-natural sweetness enhancer, RP44

EWING, N.J., November 12, 2009 (BUSINESS WIRE) — Redpoint Bio Corporation (OTCBB:RPBC), a company focused on the development of healthier foods and beverages and new approaches to the treatment of diabetes and obesity, today announced financial and operational results for the three months and nine months ended September 30, 2009. Redpoint had approximately $7.5 million in cash, cash equivalents and marketable securities at September 30, 2009.

For the three months and nine months ended September 30, 2009, Redpoint recorded no revenue and $1.9 million of revenue, respectively.  The revenues for the nine months ended September 30, 2009 were generated primarily from the Company’s collaboration with Givaudan.  As previously announced, Givaudan terminated its collaboration with the Company effective May 1, 2009.  For the three months and nine months ended September 30, 2008, Redpoint recorded revenue of $1.1 million and $3.0 million, respectively.

Research and development expenses for the third quarter of 2009 were $1.2 million, compared to $2.4 million for the third quarter of 2008. Research and development expenses for the nine months ended September 30, 2009 were $4.6 million, compared to $6.5 million in the same period of 2008. The decrease in expenses was primarily attributable to the reductions in staff that the Company announced in February and May 2009.  The Company is continuing to investigate ways to conserve cash and may need to make further reductions in its expenses. The Company believes that its current capital resources should be sufficient to meet its operating and capital requirements through November 2010.

Redpoint reported a net loss for the third quarter of 2009 of $2.4 million, or $0.03 per share, compared to $2.6 million, or $0.03 per share, for the third quarter of 2008.

The net loss for the nine months ended September 30, 2009 was $7.0 million, or $0.09 per share, compared to $7.7 million, or $0.10 per share, for the nine months ended September 30, 2008.

In June 2009, Redpoint announced that it had identified an all-natural sweetness enhancer, RP44. Since first being identified, approximately 20 taste tests, each involving approximately 20 people, have been conducted by an independent research laboratory on behalf of Redpoint.  These tests have demonstrated that RP44 enables the reduction of up to 25% of the caloric sweetener content in product prototypes while still maintaining the taste quality of the fully sweetened product.  RP44 has demonstrated enhancement results with several common sweeteners including sucrose (sugar), fructose and high-fructose corn syrup.  RP44 has also shown enhancement results with a number of the commonly used high-potency artificial sweeteners.

In addition, taste tests have demonstrated that using RP44, in combination with Reb A (Rebaudioside A) a natural sweetener derived from stevia, enables the reduction of up to 50% of the caloric content in product prototypes while still maintaining the taste quality of the fully sweetened product. This result suggests that RP44 could add flexibility to all-natural sweetener blends in reduced-calorie sweetener systems.

“We have filed several patent applications since first discovering the sweetness enhancing effect of RP44,” stated Dr. Ray Salemme, Chief Executive Officer of Redpoint.  “We are actively seeking a commercial partner and have recently begun to provide RP44 to major ingredient suppliers and food and beverage companies which are in the process of evaluating our all natural sweetness enhancer in their own taste systems.”

The Company continues to investigate the economics and manufacturing process necessary to produce RP44 on a scale large enough to conduct safety studies and ultimately for potential commercialization.  Redpoint intends to develop RP44 through the GRAS (Generally Recognized as Safe) determination/notification process. The GRAS process involves extensive testing to ensure safety in use and usually requires 12-18 months to complete.

Health and wellness trends continue to be major market drivers for the food and beverage industry, creating consumer demand for natural solutions that can preserve the clean sweet taste of sugar while reducing calories. All natural RP44 is intended to be used in relatively small quantities in concert with nutritive sweeteners. The Company believes RP44 acts by amplifying the sweetness intensity thereby reducing the amount of nutritive sweetener required, while retaining the desirable temporal characteristics and “clean sweet taste” associated with sugar.

There can be no assurance that the Company will be able to enter into a collaborative arrangement with a commercial partner for RP44 on terms acceptable to the Company, if at all.

About Redpoint Bio Corporation

Redpoint’s understanding of the biology of taste and its relationship to metabolism, satiety, and diabetes impact both the development of healthier foods and potentially, new approaches for treating diabetes and obesity. Redpoint is developing taste modulators for the food and beverage industry with the aim of enhancing sweet and savory flavors in food and beverage products which can lead to reductions in added sugar and salt. The development of healthier and more tasteful food can contribute to improving the overall health of the world’s population, since many modern diseases are related to excess dietary sugar and salt. Recent scientific research suggests that many of the same taste-signaling components found on the tongue are also expressed as part of a nutrient-sensing system located in the gastrointestinal tract which could lead to new opportunities for the discovery of novel diabetes or obesity therapeutics.  For more information, please visit the Company’s website at www.redpointbio.com.

Safe Harbor Statement

In addition to historical facts or statements of current condition, this press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of The Private Securities Litigation Reform Act of 1995. Forward-looking statements provide the Company’s current expectations or forecasts of future events. The Company’s performance and financial results could differ materially from those reflected in these forward-looking statements due to, among other factors, the Company’s inability to enter into a collaborative arrangement with a commercialization partner for RP44, uncertainty inherent in the discovery phase of technological development, any efforts by third parties to invalidate or limit any patents, the marketplace acceptance of its products, the decisions of regulatory authorities, the results of clinical trials and general financial, economic, regulatory and political conditions affecting the food and beverage, biotechnology and pharmaceutical industries generally. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. The Company undertakes no obligation to update publicly any forward-looking statement.

SOURCE: Redpoint Bio Corporation

Redpoint Bio

Scott Horvitz, 609-637-9700, ext. 207

Chief Financial Officer

shorvitz@redpointbio.com

or

The Trout Group (for Redpoint Bio):

Lee M. Stern 646-378-2922

or

Redington, Inc.

Thomas Redington, 212-926-1733

(financial tables follow)

Redpoint Bio Corporation

(A Development-Stage Enterprise)

Selected Financial Information

Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2009	2008	2009

Research and grant revenue	$1,057	$—	$2,997	$1,868

Operating expenses:
Research and development	2,366	1,192	6,525	4,599
General and administrative	1,396	1,177	4,615	4,203
Total operating expenses	3,762	2,369	11,140	8,802
Operating loss	(2,705)	(2,369)	(8,143)	(6,934)
Interest income	108	23	488	126
Interest expense	(12)	(61)	(40)	(180)
Net loss	(2,609)	(2,407)	(7,695)	(6,988)
Basic and diluted net loss per common share	$(0.03)	$(0.03)	$(0.10)	$(0.09)

Weighted average common shares outstanding	79,496	79,769	79,426	79,588

Condensed Balance Sheets

(in thousands)

(unaudited)

	December 31, 2008	September 30, 2009

Cash and cash equivalents	$3,131	$6,957
Marketable securities	11,297	500
Other current assets	453	316
Property and equipment, net	1,240	836
Other assets	322	314
Total assets	$16,443	$8,923

Current liabilities	$2,089	$1,593
Long-term liabilities	1,148	871
Deferred revenue, less current portion	279	—
Stockholders’ equity	12,927	6,459
Total liabilities and stockholders’ equity	$16,443	$8,923